MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING

CRITERIA

1.
BellOak, LLC (the “Company”, or “BellOak”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB of the U.S. Securities and Exchange Commission (“SEC”), as of and for the period October 7 to December 31, 2022, (the “Reporting Period”), as set forth in Appendix A hereto (the “applicable servicing criteria”). The transactions covered by this report include asset-backed securities transactions for which the Company acted as the Operating Advisor for the asset-backed securities transactions listed in Appendix B hereto (the “Platform”).
2.
BellOak, LLC used the criteria set forth in Items 1122(d)(3)(i)(A–B) and 1122(d)(4)(vii) of paragraph (d) of Item 1122 of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria.
3.
With respect to applicable servicing criteria 1122(d)(3)(i)(A–B) and 1122(d)(4)(vii), there were no occurrences that would require BellOak, LLC to perform servicing activities related to the Platform during the Reporting Period.
4.
BellOak, LLC has complied, in all material respects, with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.
5.
Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

BellOak, LLC
March 1, 2023

/s/ Dennis Grzeskowiak

Dennis Grzeskowiak, Principal of BellOak

Appendix A — Applicable Servicing Criteria

SERVICING CRITERIA
Reference	Criteria
Item 1122(d)(3)(i)(A–B)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements.

Item 1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Appendix B — The Platform

BellOak, LLC was named as the Operating Advisor for all portfolios listed below. However, there was only activity requiring BellOak, LLC to perform the role of Operating Advisor for the portfolios designated with a “X” throughout the period in scope listed below.

Portfolio name	Period in scope	Operating Advisor activity required as of and for the period October 7 to December 31, 2022
WFCM 2015-NXS1	October 7 to December 31, 2022	N/A
WFRBS 2014-C25	October 7 to December 31, 2022	N/A
WFRBS 2014-C23	October 7 to December 31, 2022	N/A
WFRBS 2014-C21	October 7 to December 31, 2022	N/A
WFCM 2015-C31	November 7 to December 31, 2022	N/A
WFCM 2015-SG1	November 7 to December 31, 2022	N/A
WFCM 2015-C29	November 7 to December 31, 2022	N/A
PRKAV 2017-245P	December 14 to December 31, 2022	N/A
WFCM 2017-C41	December 14 to December 31, 2022	N/A
WFCMT 2017-C39	December 14 to December 31, 2022	N/A
CGCMT 2017-B1	December 14 to December 31, 2022	N/A
MSC 2017-H1	December 14 to December 31, 2022	N/A
WFCM 2017-RB1	December 14 to December 31, 2022	N/A
WFCM 2016-C37	December 14 to December 31, 2022	N/A
WFCM 2016-NXS6	December 14 to December 31, 2022	N/A
WFCM 2016-LC24	December 14 to December 31, 2022	N/A
GSMS 2015-GC30	December 14 to December 31, 2022	N/A